Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Mike Sayre President & CEO (614) 748-1150

PDSi Hires New Chief Financial Officer

COLUMBUS, Ohio (April 24, 2008) Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) announced that Nicholas Tomashot has joined PDSi’s executive team this week as Chief Financial Officer, Treasurer and Secretary of the Company.

Mr. Tomashot has more than 20 years of broad-based experience in finance, corporate planning and operations. He joins PDSi from Innovex, Inc. (Innovex), a leading provider of flexible circuitry with applications in the disk drive and electronics industry. Since 2004, Mr. Tomashot has served as Vice President Operations Finance-Thailand and was responsible for providing financial leadership for the comprehensive restructuring of Innovex’s worldwide manufacturing operations, including the transfer of high-technology circuit fabrication from the United States to Thailand. He also led all financial aspects of the successful construction and start-up of a $25 million manufacturing facility in Thailand. From 2001 to 2004, Mr. Tomashot was Vice President of Finance for Innovex where he led efforts to significantly enhance the company’s strategic planning, financial reporting, budgeting and costing systems.

Michael Sayre, President and Chief Executive Officer, stated, “We are pleased to welcome Nick Tomashot to our executive management team. His financial and operating experience in the electronics industry, as well as in both domestic and global markets is a solid fit for PDSi. We look forward to his contributions as we continue to implement our global growth strategy and remain focused on achievement of PDSi’s strategic goals.”

Nicholas Tomashot, commented, “I am excited about joining PDSi which has a unique market niche and is well-positioned for profitable growth. I look forward to pursuing the exciting opportunities that lie ahead.”

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at http://www.pinnacle.com.

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